Exhibit 10(a)
Separation Agreement and General Release1
This Separation Agreement and General Release (“Agreement”) is entered into between Texas Instruments Incorporated (“TI”) and [executive officer name] ("Employee”), sometimes referred to collectively herein as the “parties.”
This Agreement is offered to employees above a certain job grade level, including executive officers, at TI’s discretion.
This Agreement is made in consideration of the parties’ mutual desire to amicably terminate their employment relationship and the parties’ recognition of TI’s need to protect its legitimate business interests including its confidential information and trade secrets, business strategies, reputation, market share, business relationships, employee information, customer information and goodwill. In consideration of the mutual promises set out in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, TI and Employee agree as follows:
1.TI Promises
In exchange for the promises contained in this Agreement and release of claims as set forth below, TI will provide Employee the following:
a.LOAs. If Employee accepts this Agreement (and does not revoke that acceptance), Employee will be placed on a paid leave of absence for one year (“Paid LOA”) beginning [Job Release Date + 1 day] and ending on [1 year after Job Release Date]. Employee will then be placed on an unpaid bridge-to-retirement leave of absence (the “Bridge LOA,” together with the Paid LOA, the “LOAs”) until Employee’s 55th birthday. Employee will remain an employee of TI during the LOAs and, at the conclusion of the LOAs, Employee will terminate from employment with TI.
b.Payments During Paid LOA. During the Paid LOA, TI will pay Employee separation pay at the rate of Employee’s current base salary, less applicable withholdings, on TI’s regular payroll dates. This separation pay is not considered eligible earnings for purposes of any TI pension, profit sharing, 401(k) savings, and/or deferred compensation plans. TI shall make the payments to Employee during the Paid LOA by direct deposit and shall mail the paystubs for each payment to the home address Employee has on file with TI. Each salary payment Employee receives during the Paid LOA will be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), with the first payment being made on the first scheduled payroll date following the beginning of the Paid LOA and the last payment being made on the first payroll date occurring on or after the end of the Paid LOA.
1 This form agreement may be modified as needed to comply with local law or individualized circumstances. Nothing in this Agreement or any other policy or agreement applicable to Employee is intended to, or shall, waive or interfere with Employee’s legal rights or obligations.

Exhibit 10(a)
c.Benefits Continued During LOAs. During the LOAs, Employee will continue to be eligible for participation in certain of TI’s benefit programs (provided that Employee was participating in such programs as of the beginning of the LOAs), including: (i) medical insurance (including the employee assistance program); (ii) dental insurance; (iii) vision insurance; (iv) life insurance; and (v) accidental death and dismemberment insurance. Employee’s coverage and payroll deductions for premium contributions will continue under the active plans and premium rate structure during the Paid LOA, and Employee will be billed for premiums under the active plans during the Bridge LOA. Benefits will be provided under TI’s then-current plans, and TI reserves the right to modify or discontinue any or all of its benefit plans at any time, and to increase premiums for plan participants. Employee’s eligibility and deductions for 401(k) loans, ESPP (current offering only), Health Savings Account, Health Care Spending Account, Dental and Vision Spending Account and Dependent Daycare Spending Account will continue during the Paid LOA. While on the LOAs, Employee may change benefit program elections during any enrollment period or as a result of a change in status as permitted by the associated TI plans and policies. To the extent any benefits received by Employee during the LOAs are taxable to Employee, such benefits shall, for purposes of Section 409A, be provided as separate monthly in-kind payments, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.
d.Benefits Discontinued During LOAs. The following benefits will terminate at the beginning of the Paid LOA: (i) Time Bank accrual; and (ii) coverage/participation, deductions and benefit payments for disability benefits under the Disability Benefit Plan of Texas Instruments Incorporated (the “Disability Plan”). There will be no deductions from separation pay for elected contributions for 401(k) savings and/or deferred compensation plans; however, if any eligible earnings are paid after the start of the Paid LOA (such as profit sharing), they will be subject to any deduction elections in effect at the time of payment under TI’s 401(k) savings and/or deferred compensation plans.
e.Outplacement Services. TI will provide Employee with outplacement consulting services through [contact information], beginning on or before the start of the Paid LOA and continuing for one year.

Exhibit 10(a)
f.Educational Assistance. In consideration of Employee’s acceptance of this Agreement, Employee will also be eligible for up to $6,000 reimbursement (less applicable taxes and withholdings) for education courses (classes or training) by legitimate providers in potential career areas. To be eligible for reimbursement for a course, the course must be completed within 24 months of beginning the Paid LOA. Reimbursement covers tuition for the course and course-related books and fees, but not meals, travel, lodging, computers or other needed equipment or software. To receive reimbursement for a particular course, Employee must provide to the HR Service Center a course completion notice and receipts for all course-related books and fees no later than 60 days after completion of the course. Documents can be mailed, faxed or emailed to: [insert contact information]. TI shall reimburse Employee for eligible educational assistance expenses within 30 days of the HR Service Center’s receipt of a course completion notice and receipts for course-related books and fees.
g.Profit Sharing. In consideration of Employee’s acceptance of this Agreement, if Employee has any eligible earnings in the plan year in which Employee terminates from employment, and if profit sharing is paid out for that plan year under the TI Employees Cash Profit Sharing Plan (“Profit Sharing Plan”), Employee will receive a profit sharing payment on Employee’s eligible earnings, even if Employee’s termination from employment occurs before the last calendar day of the plan year (December 31). The terms of the Profit Sharing Plan shall govern any profit sharing payout.
h.Stock Options and Restricted Stock Units. Acceptance of this Agreement will result in an extended exercise period for stock options that are vested on Employee’s termination date. The extended exercise period will be 12 months after the date of termination, unless the full term of the option expires during that 12-month period, in which case the extended exercise period will last until that expiration date. If the retirement eligibility requirements are met under the stock option plan, a longer exercise period may apply, regardless of whether Employee accepts the Agreement. Except as to the extended exercise period for stock options described in this paragraph, the terms and conditions of any stock option grants and restricted stock unit award agreements provided to Employee remain in full force and effect and the terms and conditions of TI’s equity plans shall continue to govern Employee’s rights and obligations, if any, with respect to TI stock options and restricted stock units.

Exhibit 10(a)
i.Indemnity. In the event Employee is named as a party in any lawsuit or other legal claim or action arising from Employee’s actions as an active employee of TI, TI will indemnify Employee, so long as Employee’s actions have been consistent with Employee’s employment by TI and have not been outside the scope of Employee’s employment or would breach any contractual agreement with TI. Such indemnity shall include, but not be limited to, Employee reasonable attorneys’ fees and related expenses incurred by Employee. Employee will receive the full benefit of any D&O insurance coverage and fiduciary insurance coverage to which Employee is entitled as a result of Employee’s employment by TI, to the extent provided by the terms of such coverage. Notwithstanding the foregoing, TI shall not be obligated to indemnify Employee for any claim asserting breach of this Agreement.
Except as specifically set forth herein, TI will not provide additional grants of stock options, restricted stock units, bonuses, or other contingent or discretionary benefits or income that TI might have provided if Employee was an active employee.
2.Employee’s Promises
In consideration of the promises contained in this Agreement, Employee agrees as follows:
a.No Reinstatement. Employee will not be reinstated or seek to be reinstated or reemployed by TI following the beginning of Employee’s Paid LOA.

Exhibit 10(a)
b.Waiver and Release of Claims. Employee, on behalf of Employee’s self and Employee’s heirs, legal representatives, beneficiaries, successors and assigns, hereby irrevocably, knowingly, and unconditionally releases, acquits and forever discharges TI, its subsidiaries, affiliates, divisions, predecessors, successors and assigns, and its and their past and present officers, directors, executives, employees, agents, insurers, shareholders, trustees, joint venturers, attorneys, and partners, (collectively, the "TI Released Parties"), in their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, in law or equity, known or unknown, asserted or unasserted, arising prior to or existing at the time of the execution of this Agreement which Employee had, now has or may have had against any of the TI Released Parties, including but not limited to: any claims for a violation of any federal, state, or local law, ruling, or regulation, including but not limited to all claims Employee may have under the Uniformed Services Employment and Reemployment Right Act or the Age Discrimination in Employment Act of 1967, as amended; any claims for breach of contract or based on tort; any claims for severance or termination payments; and any claims related to Employee’s employment or termination from employment with TI, including, without limitation, claims of discrimination on the basis of any protected class or retaliation. Employee waives and releases any and all claims that the restrictions on Employee’s post-employment conduct provided for in paragraphs 2(e), 2(h), 2(i) or 2(j) are unreasonable or unenforceable as written, and covenants not to sue or otherwise assert any legal claim or defense contrary to the foregoing. Employee agrees that Employee is waiving the right to recover any damages that might be obtained on Employee’s behalf, including in any class or collective action, for any claim released in this Agreement. Employee hereby acknowledges and understands that this is a general release, which means that by signing this Agreement, Employee is waiving and giving up all claims Employee may have against the TI Released Parties, except as provided in the paragraph below.
c.Rights and Claims Not Waived or Released. This Agreement does not waive or release any rights or claims that Employee may have under TI's benefit or welfare plans; rights or claims that Employee may have under the workers' compensation laws for benefits for compensable injuries resulting from Employee’s employment with TI; rights or claims under COBRA; rights or claims for unemployment compensation; rights or claims to defense and indemnification, if any, from TI for any actions taken by Employee in the course and scope of employment with TI; rights or claims that may not be released as a matter of law; and/or rights or claims arising under or to enforce the terms of this Agreement. Nothing in this Agreement or any other policy or agreement applicable to Employee is intended to, or shall, waive or interfere with Employee’s rights under any employment, labor, or whistleblower law to file a charge or complaint with, provide documents or other information to, or participate in any investigation or proceeding conducted by an appropriate government agency charged with enforcing such law (including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission), or require notification to TI of any such filing, communication or participation.

Exhibit 10(a)
d.General Release and Section 1542 Waiver. Employee understands that there is a risk that subsequent to the execution of this Agreement, Employee may discover facts different from or in addition to the facts which Employee now knows. Employee understands that the release herein shall be, and remain in effect as, a full and complete general release, notwithstanding the discovery of different or additional facts. Employee expressly waives all rights under section 1542 of the Civil Code of the State of California, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
e.Ongoing Obligations of Confidentiality, Non-Competition, and Non-Solicitation. Employee acknowledges that Employee has received confidential and proprietary information of TI and agrees that any use or disclosure of such information to any person or entity would be a violation of the terms of this Agreement. Employee understands that Employee continues to be bound by the terms of any agreements Employee has entered with TI regarding confidential information, trade secrets, and/or assignment of inventions (including, but not limited to, the Employee Trade Secret Information Acknowledgement and the Assignment of Inventions and Company Information Agreement). Further, Employee acknowledges that the terms of any stock option grants and restricted stock unit award agreements provided to Employee continue in full force and effect including, without limitation, provisions relating to non-competition, non-solicitation of TI employees and customers, and non-disclosure of confidential TI and TI customer information, recognizing and understanding that the obligations and remedies contained in those agreements survive the execution of this Agreement.
f.Confidentiality, This Agreement. Except as otherwise expressly provided in this Agreement, Employee agrees not to publicize or disclose the terms of this Agreement or the circumstances surrounding Employee’s separation from TI, except for disclosures to Employee’s spouse, Employee’s attorneys and financial advisors (who agree in connection with any disclosure to treat such information as confidential), disclosures required or related to accounting or tax matters or as otherwise required by law or by direction of a court or validly-issued subpoena; provided, however, in conjunction with any new employment, Employee may make a prospective or new employer aware that Employee is bound by certain obligations to TI.
g.Non-Disparagement. Employee agrees not to make any disparaging remarks regarding any of the TI Released Parties or otherwise take any action that reasonably could be anticipated to cause damage to the reputation, goodwill, or business of any of the TI Released Parties, or otherwise make remarks that may reflect negatively upon any of the TI Released Parties; provided, however, nothing shall restrict Employee from responding or testifying truthfully to a validly-issued subpoena or court order, or as otherwise required by law.

Exhibit 10(a)
h.Non-Competition. Employee agrees that during the term of Employee’s Paid LOA, and for a one-year period thereafter (the “Restricted Period”) and in the Restricted Geographic Area, Employee will not, without the prior written approval of the General Counsel of TI, accept a position (including as an employee or consultant) with a business that competes with the Company, including: (i) on a board of directors; (ii) in the same or similar role Employee performed for the Company; and/or (iii) in any other role where Employee’s use or disclosure of the Company’s confidential information and trade secrets could be used by the business to unfairly compete with the Company. “Restricted Geographic Area” means anywhere Employee: (A) had Material Responsibilities or performed services on behalf of the Company; (B) solicited Company customers or otherwise sold products or services on behalf of the Company; and/or (C) where Employee performed Material Responsibilities that are not geographically limited to any territory but Employee’s knowledge of the Company’s confidential information and trade secrets could be used to unfairly compete with or undermine the Company’s legitimate business interests, the Restricted Geographic Area is anywhere the Company does business. “Material Responsibilities” mean the primary job duties and responsibilities Employee performed for the Company, including in connection with supervising others.
i.Non-Solicitation. Employee agrees that during the Restricted Period, unless Employee receives prior written approval from the General Counsel of TI, Employee will not directly or indirectly hire, employ, solicit for employment, attempt to solicit for employment, or advise about changing employment, any person who is then (or was within the preceding six months) an employee of TI or any of its divisions or subsidiaries if Employee had business contact with or knowledge of the TI employee as a result of Employee’s employment with TI.
j.TI Property. Employee agrees not to remove any of TI's property from TI premises and, before the start of the Paid LOA, to return all tangible and intangible property belonging to TI and relating to Employee’s employment with TI, including, but not limited to, company financial information, customer contact information, customer lists, mailing lists, business strategies, account information, samples, prototypes, product development information, product attributes or deficiencies, manufacturing techniques, roadmaps, price lists, and cost and pricing information. Employee also agrees to return any and all computer and electronic equipment, tablets, phones, electronic storage devices, credit cards, entry cards, identification badges, and keys provided by TI. Employee further represents and warrants that Employee has not retained any copies, electronic or otherwise, of documents or other information related to TI's management, business operations, or customers and that Employee will not use any such information for any purpose outside of TI.

Exhibit 10(a)
k.Cooperation. Employee agrees that Employee will provide reasonable assistance to, and will cooperate with, TI (and government agencies, if requested by such agency) in connection with any litigation, arbitration, investigations, governmental inquiries, or judicial or non-judicial administrative proceedings or other action that may exist or may subsequently arise regarding events about which Employee has knowledge and/or that may pertain to Employee or Employee’s conduct, subject to reimbursement of Employee’s reasonable out-of-pocket expenses such as travel, meals, or lodging. Should Employee receive a subpoena or notice of claim, dispute or proceeding relating to TI, Employee shall promptly send a written copy of such to TI’s General Counsel, unless notice to TI is prohibited by law or prohibited under the terms of the subpoena or notice of claim or is part of an investigation by a state or federal law enforcement agency.
l.Prior agreements, expatriate assignments. Employee acknowledges that Employee continues to be bound by the terms of any policies and agreements Employee has entered with TI regarding expatriate assignments, including those regarding tax equalization.
m.Trading Restrictions. Once Employee is no longer an officer of TI, Employee will no longer be subject to trading restrictions on TI stock as contemplated in TI SP&P 11-04-02, except that (i) Employee will not engage in transactions in TI stock while in possession of material nonpublic information or pass on such information to any third party, and (ii) for the duration of the Paid LOA, Employee will not engage in short sales of TI stock or trade in “puts,” “calls,” or other option hedging techniques on TI stock.
n.Breach of Agreement. If Employee breaches Employee’s promises or obligations set forth in this Agreement or any other contractual obligation to TI, (i) Employee’s Paid LOA and any outstanding obligations of TI under this Agreement will immediately terminate, and (ii) upon demand by TI, Employee shall return to TI all payments made to or on behalf of Employee under the terms of the Agreement, and TI may seek all other applicable remedies for breach of contract.
o.Threatened Breach Suspension. In the event that TI has a reasonable belief that Employee has engaged in conduct that is a breach, or threatens to breach, Employee’s obligations to TI under this Agreement or any other contract with TI, TI will have the right to suspend any payments otherwise due and owing to Employee under this Agreement until there is a final resolution of such breach or threatened breach through legal action or agreement of the parties.

Exhibit 10(a)
3.General Provisions
a.Severability. The parties agree that the provisions of this Agreement are severable. If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
b.Entire Agreement; Modifications. This Agreement sets forth the entire agreement between Employee and TI and, except as specifically set forth herein, supersedes any and all prior oral or written agreements or understandings between Employee and TI concerning the subject matter of this Agreement. This Agreement may not be altered, amended, waived or modified, except by a further written document signed by the party against whom the same is sought to be enforced. Notwithstanding the foregoing, the parties agree that this Agreement may be changed or modified by TI without Employee's consent or signature, if TI determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A and any regulations or other guidance issued thereunder, if TI determines that a restriction placed upon Employee should be rescinded or reduced in scope (such as time, scope of activity, or geographical area covered), or otherwise to comply with any law.
c.Section 409A. This Agreement is intended to be exempt from and/or comply with and shall be interpreted in accordance with the requirements of Section 409A and any regulations or guidance issued thereunder or, if applicable, the requirements of any exceptions to Section 409A. The payments contemplated by Sections 1(b) through 1(d) are intended to comply with Treas. Regs. Section 1.409A-1(b)(9) and 1.409A-1(b)(4) to the maximum extent possible, respectively, and shall be administered in accordance with this intention. Notwithstanding anything herein to the contrary, in the event Employee constitutes a “specified employee” under Section 409A, no payment of any amount that constitutes a “deferral of compensation” under Section 409A (i.e., that is not otherwise exempted from coverage under Section 409A) shall be made within six months following the date Employee incurs a “separation from service” to the extent required under Section 409A.

Exhibit 10(a)
d.Assignment. Neither TI nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that TI may assign its rights under this Agreement without the consent of Employee in the event that either TI shall hereafter effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon TI and Employee, their respective successors, executors, administrators, heirs and permitted assigns.
e.No Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
f.Choice of Law, Jurisdiction, and Venue. The parties agree this Agreement and claims related to or arising from it will be, in all respects, be interpreted, enforced, and governed by the laws of the State of Texas. Any claim that may be pursued in a court of law arising from or related to this Agreement shall be litigated in a court of proper subject matter jurisdiction located in Texas (a “Chosen Court”), and the parties consent to the exercise of personal jurisdiction by such Chosen Court over them and waive any and all objections to the location of such courts whether based on convenience, cost, location or witnesses or evidence, or otherwise. Notwithstanding the foregoing, in the event that a Chosen Court will not accept jurisdiction over the parties, then litigation may be pursued in a court of otherwise applicable jurisdiction.
g.Signature. This Agreement may be signed in counterparts, each of which shall be deemed an original, but each of which, taken together, shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.
h.Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
4.Employee’s Process Acknowledgements
Employee acknowledges that Employee has carefully read and understands all the provisions of this Agreement and that Employee is knowingly and voluntarily entering into it. Employee also acknowledges specifically as follows:
a.TI advises that Employee consult an attorney for the purpose of receiving information regarding the effect of signing this Agreement and the release contained herein.

Exhibit 10(a)
b.Employee has been given at least twenty-one (21) days to consider accepting the terms of this Agreement, specifically until [Job Release Date]. If Employee decides to accept the Agreement, the signed and dated Agreement must be returned to [contact information] at any time on or before this date. The offer of this Agreement will expire if not signed and returned by [Job Release Date].
c.Employee may revoke this Agreement within seven (7) days of signing it by delivering a written notice of revocation to [contact information], and if Employee revokes this Agreement, it will not be effective or enforceable, and Employee will not receive the benefits described above.
5. Notice Provisions
Any and all notices and other information to be given by one party to the other under this agreement shall be deemed sufficiently given when sent by: (i) nationally recognized overnight courier; (ii) hand delivery; or (iii) email, so long as receipt of the email is confirmed by a response from the recipient, in each case addressed to the parties as follows:
If to TI:
[insert contact information]
If to Employee:
[insert contact information]
The aforementioned contact information of either party may be changed at any time by giving five (5) business days prior written notice to the other party in accordance with the foregoing.

EXECUTED this _______ day of ________________________ 20___.

Employee:______________________________________

Texas Instruments Incorporated

By:____________________________________________
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